Exhibit 4.1

FIRST SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of April 3, 2014, between Cooper-Standard Holdings Inc., a Delaware corporation (the “Company”), and U.S. Bank National Association, as trustee (the “Trustee”) under the Indenture (as defined below). Capitalized terms used and not defined herein shall have the meaning ascribed to them in the Indenture.

W I T N E S S E T H :

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”), dated as of April 3, 2013, providing for the issuance of the Company’s Senior PIK Toggle Notes due 2018 (the “Notes”);

WHEREAS, Section 9.02 of the Indenture provides, among other things, that the Company and the Trustee may amend certain terms of the Indenture with the written consent of the Holders (as defined in the Indenture) of at least a majority in aggregate principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange for, such Notes, subject to certain exceptions);

WHEREAS, the Company has offered to purchase for cash all of the Notes and has solicited consents to certain amendments to the Indenture (the “Proposed Amendments”) pursuant to the Company’s Offer to Purchase and Consent Solicitation Statement dated March 21, 2014 (the “Consent Solicitation”);

WHEREAS, the Company has obtained the written consent to the Proposed Amendments to the Indenture from the Holders of at least a majority in aggregate principal amount of the Notes;

WHEREAS, the execution and delivery of this Supplemental Indenture has been duly authorized by the parties hereto, and all conditions and requirements necessary to make this instrument a valid and binding agreement have been duly performed and complied with;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Amendments. The following amendments shall automatically become operative upon payment by the Company of the fee payable to Holders pursuant to the Consent Solicitation:

(a) Sections 4.02 through 4.07, 4.09 through 4.11, 4.13, 4.15 and 6.12 shall be amended and restated in their entirety to read as follows:

“Section 4.02 [Intentionally Omitted]

Section 4.03 [Intentionally Omitted]

Section 4.04 [Intentionally Omitted]

Section 4.05 [Intentionally Omitted]

Section 4.06 [Intentionally Omitted]

Section 4.07 [Intentionally Omitted]

Section 4.09 [Intentionally Omitted]

Section 4.10 [Intentionally Omitted]

Section 4.11 [Intentionally Omitted]

Section 4.13 [Intentionally Omitted]

Section 4.15 [Intentionally Omitted]

Section 6.12 [Intentionally Omitted]”

(b) Clauses (2) and (3) of Section 5.01(a) of the Indenture shall be amended and restated in their entirety to read as follows:

“(2) [Intentionally Omitted]

(3) [Intentionally Omitted]”

(c) Clause (2) Section 5.01(b) of the Indenture shall be amended and restated in its entirety to read as follows:

“(2) [Intentionally Omitted]”; and

(d) Section 6.01 of the Indenture shall be amended and restated in its entirety to read as follows:

“SECTION 6.01. Events of Default. An “Event of Default” occurs if:

(1) the Company defaults in any payment of interest on any Security when the same becomes due and payable and such default continues for a period of 30 days;

(2) the Company defaults in the payment of the principal of any Security when the same becomes due and payable at its Stated Maturity, upon optional redemption, upon Special Mandatory Redemption, upon other required purchase, upon declaration of acceleration or otherwise;

(3) the Company fails to comply with Section 5.01;

(4) [Intentionally Omitted];

(5) [Intentionally Omitted];

(6) After the Issue Date, the Company pursuant to or within the meaning of any Bankruptcy Law:

(A) commences a voluntary case;

(B) consents to the entry of an order for relief against it in an involuntary case;

(C) consents to the appointment of a Bankruptcy Custodian of it or for any substantial part of its property; or

(D) makes a general assignment for the benefit of its creditors;

or takes any comparable action under any foreign laws relating to insolvency;

(7) a court of competent jurisdiction enters an order or decree under any Bankruptcy Law that:

(A) is for relief against the Company in an involuntary case;

(B) appoints a Bankruptcy Custodian of the Company or for any substantial part of its property; or

(C) orders the winding up or liquidation of the Company;

or any similar relief is granted under any foreign laws and the order or decree remains unstayed and in effect for 60 days; or

(8) [Intentionally Omitted].

The foregoing will constitute Events of Default whatever the reason for any such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body.

The term “Bankruptcy Law” means Title 11, United States Code, or any similar federal or state law for the relief of debtors. The term “Bankruptcy Custodian” means any receiver, trustee, assignee, liquidator, custodian or similar official under any Bankruptcy Law.

The Company shall deliver to the Trustee immediately written notice in the form of an Officer’s Certificate of any Event of Default under clause (1) or (2) for which the Trustee is not the Paying Agent.”

3. Notices. All notices or other communications shall be given as provided in Section 13.02 of the Indenture.

4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Severability. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

6. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

7. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

8. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

9. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction thereof.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

COOPER-STANDARD HOLDINGS INC.

By:	/s/ Allen J. Campbell
Name: Allen J. Campbell
Title: Executive Vice President and Chief Financial Officer

SIGNATURE PAGE TO SUPPLEMENTAL INDENTURE – SENIOR PIK TOGGLE NOTES DUE 2018

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ James Kowalski
Name: James Kowalski
Title: Vice President

SIGNATURE PAGE TO SUPPLEMENTAL INDENTURE – SENIOR PIK TOGGLE NOTES DUE 2018